                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               HOLLY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               HOLLY CORPORATION
                               100 CRESCENT COURT
                                   SUITE 1600
                            DALLAS, TEXAS 75201-6927
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

                                DECEMBER 9, 1999

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Holly Corporation will be held in Suite 200, First National Bank Building, 303 West Main, Artesia, New Mexico, on Thursday, December 9, 1999, at 9:30 o'clock A.M. local time, to

        1. Elect a board of nine directors for the ensuing year; and

        2. Transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only stockholders of record on October 27, 1999 are entitled to notice of and to vote at the meeting.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS, BANKS, OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                          By Order of the Board of Directors:

                                                      W. JOHN GLANCY
                                                        Secretary

Dallas, TX
November 9, 1999

                                PROXY STATEMENT
                                       OF
                               HOLLY CORPORATION
                               100 CRESCENT COURT
                                   SUITE 1600
                            DALLAS, TEXAS 75201-6927

     The enclosed proxy for the Annual Meeting of Stockholders is being solicited on behalf of the Board of Directors of Holly Corporation and is revocable at any time prior to the exercise of the powers conferred thereby by written notice to the Secretary of the Company or in open meeting. The proxy statement and proxy are expected to be sent to stockholders commencing on November 9, 1999. The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies by mail, telephone, telecopier or in person, without special compensation. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Common Stock.

     The Company's Annual Report for its 1999 fiscal year, which ended on July 31, 1999, is being distributed concurrently herewith. The Board of Directors has fixed October 27, 1999, as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the close of business on that record date, there were outstanding 8,253,514 shares of the common stock, par value $.01 per share (the "Common Stock"), the holders of which are entitled to one vote per share.

                             PRINCIPAL STOCKHOLDERS

     The table below lists the only persons known to the management to own beneficially, as beneficial ownership is defined by Rule 13d-3 adopted by the Securities and Exchange Commission ("SEC"), 5% or more of the Company's Common Stock as of October 20, 1999:

                                                        AMOUNT AND NATURE OF      PERCENT OF
                  NAME AND ADDRESS                           BENEFICIAL          COMMON STOCK
                 OF BENEFICIAL OWNER                        OWNERSHIP(A)         OUTSTANDING
                 -------------------                    --------------------     ------------
Chase Bank of Texas, N.A.                                  952,851 shares(1)        11.5%
Trustee for Holly Corporation Employee
  Stock Ownership Plan
P.O. Box 2558
Houston, Texas 77252-2558
Brown Brothers Harriman Trust Company of Texas, as          1,511,136 shares        18.3%
  trustee of trusts in the names of Betty Regard,
  Margaret Simmons and Suzanne Bartolucci(2)
2001 Ross Avenue
Dallas, Texas 75201-2996
Brown Brothers Harriman Trust Company of Texas, as             56,606 shares         0.7%
  trustee of a trust for the benefit of David
  Norsworthy.
2001 Ross Avenue
Dallas, Texas 75201-2996
Lamar Norsworthy                                           318,105 shares(3)         3.9%
100 Crescent Court
Dallas, Texas 75201-6927
Nona Barrett                                                  328,132 shares         4.0%
P.O. Box 150
Crested Butte, Colorado 81224
David Norsworthy, Lamar Norsworthy and Brown Brothers      285,858 shares(5)         3.5%
  Harriman Trust Company of Texas, as co-trustees of
  three trusts for the benefit of David and Lamar
  Norsworthy and Nona Barrett, respectively(4)
2001 Ross Avenue
Dallas, Texas 75201-2996
DePrince, Race & Zollo, Inc.                                  897,700 shares        10.9%
201 South Orange Avenue
Orlando, Florida 32801
FMR Corp.                                                     825,000 shares        10.0%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors, Inc.                               440,470 shares         5.3%
1299 Ocean Avenue
Santa Monica, California 90401

(a) Sole voting and investment power except as shown otherwise.

(1) Plan participants share voting power.

(2) The named individuals are life beneficiaries and their "children and descendants," of whom there are now seven, are residuary beneficiaries of these trusts.

(3) Does not include 285,858 shares which are beneficially owned by three trusts of which this owner is a co-trustee and which are listed separately.

(4) The named individuals are the life beneficiaries and members of their families are the residuary beneficiaries of these trusts. Substantially all of the 285,858 shares are held in a limited partnership of which the general partner is a limited liability company owned and controlled by these trusts; the 98.5% limited partner in such partnership is a trust of which David Norsworthy, Lamar Norsworthy and Brown Brothers Harriman Trust Company of Texas are co-trustees and under which, unless the life beneficiary of the trust exercises a power of appointment directing otherwise, residuary beneficiaries are the trusts for the benefit of David and Lamar Norsworthy and Nona Barrett of which Brown Brothers Harriman Trust Company of Texas is the trustee.

(5) The three co-trustees share indirect voting and investment powers. Lamar Norsworthy disclaims that he is the beneficial owner except as to 1,430 of these shares.

     The Company is advised that as of October 20, 1999 the present executive officers and directors of the Company as a group owned beneficially 976,452 shares (including 284,428 shares as to which Lamar Norsworthy, Chairman of the Board and Chief Executive Officer of the Company, disclaims beneficial ownership) or approximately 11.6% of the Common Stock. Other than Lamar Norsworthy, no executive officer owns more than 1% of the Company's Common Stock.

                             ELECTION OF DIRECTORS

     At the Annual Meeting it is proposed to elect the nine management nominees shown below to hold office as directors until the next annual meeting of stockholders or until their respective successors shall have been elected and qualify.

     Except for W. John Glancy, who was elected by the Board of Directors on September 24, 1999, each of the nominees listed below was elected as director by the shareholders at the annual meeting in 1998. If any nominee should unexpectedly become unavailable for election, votes will be cast, pursuant to the accompanying proxy, for the election of a substitute who may be selected by the present Board of Directors. Management has no reason to believe that any of the nominees named below will be unable to serve.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. The election of directors will be decided by a plurality vote. Thus, abstentions and broker non-votes will be treated as votes neither "for" nor "against" the election of directors, although abstentions and broker non-votes will be counted in determining if a quorum is present.

     Set forth below is certain information about each nominee, including principal occupations for at least five years and beneficial ownership of shares of Common Stock ("Common Shares"). Offices with the Company have been held for at least five years, unless otherwise indicated. Membership on certain Board committees is indicated by (A) for audit committee, compensation committee and public policy committee; (E) for executive committee:

          Matthew P. Clifton, 48, a director since September 1995, has been with the Company for over fifteen years and is President of the Company. From 1991 to 1995 he served as Senior Vice President with responsibilities for refining operations, engineering and oil and gas activities for the Company. (E)

                                          Common Shares owned............ 18,352

          W. John Glancy, 57, a director from 1975 to 1995 and since September 1999, has been Senior Vice President, General Counsel and Secretary of the Company since September 1999. From December 1998 to September 1999, he was Senior Vice President, Legal of the Company and he has held the office of Secretary since April 1999. From 1991 through April 1995 and from March 1997 through March 1999, he practiced law in the Law Offices of W. John Glancy; from April 1995 through March 1997 he was a partner and subsequently counsel in the Dallas office of the Weil, Gotshal & Manges LLP law firm.
                                          Common Shares owned............... 200

          William J. Gray, 58, a director since September 1996, is a consultant to the Company. Until October 1, 1999, Mr. Gray was Senior Vice President, Marketing and Supply of the Company.
                                          Common Shares owned............ 27,049

          Marcus R. Hickerson, 73, a director since 1960, has been a consultant to Centex Development Company since 1987. (A)
                                          Common Shares owned............. 1,556

          A. J. Losee, 74, a director since 1978, is of Counsel in the Artesia, New Mexico law firm of Losee, Carson, Haas & Carroll, P.A., and has practiced law for more than 40 years. (A) (E)
                                          Common Shares owned............. 1,000

          Thomas K. Matthews, II, 73, a director since 1978, is a financial consultant. (A)
                                          Common Shares owned............... 400

          Robert G. McKenzie, 61, a director since 1992, is a private consultant. From January 1990 to August 1999, he was Executive Vice President and Chief Operating Officer of Brown Brothers Harriman Trust Company of Texas. (A)
                                          Common Shares owned............. 1,000

          Lamar Norsworthy, 53, a director since 1967, is Chairman of the Board and Chief Executive Officer of the Company, and from 1988 to 1995 he was also President. Mr. Norsworthy is also a director of Triton Energy Limited(E)
                                          Common Shares owned........ 318,105(1)

          Jack P. Reid, 63, a director since 1977, is a consultant to the Company. Until August 1, 1999, Mr. Reid was Executive Vice President, Refining, of the Company. (E)
                                          Common Shares owned............ 63,639
---------------

(1) Mr. Norsworthy shares with two co-trustees voting and investment power for an additional 285,858 Common Shares as to which he disclaims beneficial ownership except as to 1,430 shares; see "Principal Stockholders".

     Certain information set forth above for each director nominee is based on information furnished by such nominee; stockholdings are as of October 20, 1999. No nominee other than Mr. Norsworthy owns beneficially as much as 1% of the Common Stock.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based upon the Company's review of the reports and amendments on Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all such reports were filed in a timely manner by reporting persons.

BOARD COMMITTEES AND MEETINGS

     The Audit Committee of the Board of Directors, which met four times during the 1999 fiscal year, is responsible for monitoring the Company's internal accounting controls, recommending to the Board the selection of independent auditors, and reviewing certain activities of the independent auditors and their reports and conclusions.

     The Compensation Committee of the Board of Directors, which met four times during the 1999 fiscal year, is responsible for recommending to the Board changes in the compensation of executive personnel, for determining salaries and bonuses for employee directors, and for reviewing and making recommendations relative to the Company's employee benefit plans. In addition, an Executive Stock Option Committee composed of certain nonemployee directors is responsible for considering grants of stock options to officers and directors of the Company; this committee met one time during the 1999 fiscal year.

     The Public Policy Committee of the Board of Directors, which met four times during the 1999 fiscal year, is responsible for (1) reviewing the Company's policies and procedures on matters of public and governmental concern that significantly affect the Company, including but not limited to environmental, occupational health and safety, and equal employment opportunity matters, and
(2) recommending to management and the Board of Directors the formulation or modification of policies and procedures concerning such matters.

     The Executive Committee of the Board of Directors has the authority of the Board, to the extent permitted by law and subject to any limitations that may be specified from time to time by the Board, for the management of the business and affairs of the Company between meetings of the Board. This committee met one time during the 1999 fiscal year.

     The Board of Directors does not have a standing nominating committee.

     During the 1999 fiscal year, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which that director served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table and notes present the compensation provided by the Company to its chief executive officer and the other four most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended July 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION                  ALL
             NAME AND                            ---------------------------------------       OTHER
             PRINCIPAL                 FISCAL                             OTHER ANNUAL      COMPENSATION
             POSITION                   YEAR      SALARY      BONUS      COMPENSATION(1)     (2)(3)(4)
             ---------                 ------    --------    --------    ---------------    ------------
Lamar Norsworthy...................     1999     $453,000    $169,000          --             $ 15,000
        Chairman of the Board and       1998     $436,000    $120,000          --             $ 18,684
        Chief Executive Officer         1997     $420,900    $ 70,000          --             $ 15,888
Matthew P. Clifton.................     1999     $314,400    $116,000                         $  7,758
        President                       1998     $280,600    $ 95,000          --             $ 18,583
                                        1997     $250,040    $ 60,000          --             $  7,441
Jack P. Reid.......................     1999     $381,800    $142,000                         $ 19,336
        Executive Vice President,       1998     $367,200    $105,000          --             $ 18,285
        Refining                        1997     $354,400    $ 70,000          --             $ 15,554
William J. Gray....................     1999     $217,500    $ 81,000                         $  7,496
        Senior Vice President,          1998     $209,000    $ 75,000          --             $  7,734
        Marketing and Supply            1997     $201,600    $ 55,000          --             $  6,850
W. John Glancy.....................     1999     $ 67,000    $ 24,800          --             $253,025
        Senior Vice President,
  General
        Counsel and Secretary

---------------

(1) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the SEC (the lesser of $50,000 or 10% of the individuals' total annual salary and bonus).

(2) All Other Compensation -- details for fiscal 1999:

                                                              DIVIDENDS   COMPANY
                                                                 ON       MATCHING
                                                               PHANTOM     THRIFT
                            NAME                               SHARES       PLAN     OTHER(1)    TOTAL
                            ----                              ---------   --------   --------    -----
Lamar Norsworthy............................................   $ 7,914     $7,086         --    $ 15,000
Matthew P. Clifton..........................................   $   858     $6,900         --    $  7,758
Jack P. Reid................................................   $12,243     $7,093         --    $ 19,336
William J. Gray.............................................   $   883     $6,613         --    $  7,496
W. John Glancy..............................................        --         --    $253,025   $253,025

---------------

(1) Represents legal fees paid for the part of fiscal year 1999 prior to his becoming an employee.



(3) All Other Compensation -- details for fiscal 1998:

                                                     DIVIDENDS      COMPANY
                                                        ON          MATCHING         MOVING
                                                      PHANTOM        THRIFT          EXPENSE
                        NAME                          SHARES          PLAN        REIMBURSEMENT       TOTAL
                        ----                         ---------      --------      -------------      -------
Lamar Norsworthy....................................  $11,870        $6,814               --         $18,684
Matthew P. Clifton..................................      804         7,000          $10,779          18,583
Jack P. Reid........................................   11,478         6,807               --          18,285
William J. Gray.....................................      828         6,906               --           7,734
W. John Glancy(1)...................................       --            --               --              --

(4) All Other Compensation -- details for fiscal 1997:

                                                     DIVIDENDS      COMPANY
                                                        ON          MATCHING
                                                      PHANTOM        THRIFT
                        NAME                          SHARES          PLAN                            TOTAL
                        ----                         ---------      --------                         -------
Lamar Norsworthy....................................  $10,090        $5,798                          $15,888
Matthew P. Clifton..................................      683         6,758                            7,441
Jack P. Reid........................................    9,756         5,798                           15,554
William J. Gray.....................................      704         6,146                            6,850
W. John Glancy(1)...................................       --            --                               --

---------------

(1) Mr. Glancy was not an executive officer during 1997 and 1998.

                      OPTION GRANTS SINCE FISCAL YEAR 1998

                                           % OF                               POTENTIAL REALIZABLE
                                           TOTAL                                VALUE AT ASSUMED
                                          OPTIONS                             ANNUAL RATES OF STOCK
                            NUMBER OF     GRANTED                            PRICE APPRECIATION FOR
                            SECURITIES      TO                                   OPTION TERM(2)
                            UNDERLYING   EMPLOYEES   EXERCISE                -----------------------
                             OPTIONS     IN FISCAL   OR BASE    EXPIRATION      (A)          (B)
           NAME             GRANTED(1)     YEAR       PRICE        DATE         5%           10%
           ----             ----------   ---------   --------   ----------   ---------   -----------
Lamar Norsworthy..........   100,000         26%      $14.00     9/24/09     $880,452    $2,231,239
Matthew P. Clifton........    40,000         10%       14.00     9/24/09      352,181       892,496
Jack P. Reid..............        --         --           --          --           --            --
William J. Gray...........        --         --           --          --           --            --
W. John Glancy............    25,000          7%       14.00     9/24/09      220,113       557,810

---------------

(1) All of these options, which were granted on September 24, 1999 pursuant to the Holly Corporation Stock Option Plan, were non-qualified, were granted at market value on the date of grant, vest 20% after one year, 20% thereafter in each of the following four years, and have a term of ten years.

(2) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. These figures assume that the value of Company stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option) and the figures are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of the options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2009. Depending on inflation rates, these amounts could be worth significantly less in 2009, in real terms, than their value today.

                AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR)
                         EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                        SHARES                         OPTIONS/ SARS                     SARS
                       ACQUIRED                        AT FY END(3)                  AT FY END(2)
                          ON         VALUE      ---------------------------   ---------------------------
        NAME           EXERCISE   REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------   -----------   -----------   -------------   -----------   -------------
Lamar Norsworthy(1)..     --          --           7,062             --        $105,489          --
Matthew P. Clifton...     --          --          18,000         27,000              --          --
Jack P. Reid(1)......     --          --          34,630         30,000        $218,530          --
William J. Gray......     --          --          16,000         24,000              --          --
W. John Glancy.......     --          --              --             --              --          --

---------------

(1) Phantom Shares were granted to the named officers for past services and to compensate for the exclusion of the officers from the Employee Stock Ownership Plan ("ESOP") in the 1986-88 fiscal years. Phantom Shares are unsecured rights to cash payments based on the market value of such shares at future dates. Payments based on market value of Common Stock are generally due 40 days after termination of employment or the date of final distribution to the officer under the ESOP unless the officer elects to defer payments to future dates that may not be later than 60 days after the officer's death or permanent disability.

(2) Calculated based on the fair market value of the Company's Common Stock on July 31, 1999 ($14.9375 per share) minus the exercise price.

(3) Excludes options granted on September 24, 1999. See "Option Grants In Last Fiscal Year" on page 9.

BONUS ARRANGEMENTS

     The Company and its principal subsidiaries provide incentive bonuses for certain key personnel. Bonuses are based in part on the performance of the Company and in part on assessment of individual performance. See "Compensation Committee Report on Executive Compensation."

CONSULTING AGREEMENTS

     On October 29, 1999, Holly entered into a consulting agreement with Mr. Reid, effective as of August 1, 1999. The consulting agreement, which has a term that extends through July 31, 2002, provides for a monthly consulting fee of $27,500.00 and reimbursement of out of pocket expenses. In addition, Mr. Reid agreed not to compete against the Company during the term of the agreement.

     On August 16, 1999, Holly entered into a consulting agreement with Mr. Gray, effective as of October 1, 1999. The consulting agreement, which has a term that extends through September 30, 2001, provides for a monthly consulting fee of $15,700.00 and reimbursement of out of pocket expenses. In addition, the Company, for purposes of calculating Mr. Gray's benefit payments under the Holly Corporation Retirement Plan and Retirement Restoration Plan, agreed to increase his age and years of service by five years prior to the commencement of such payments. Mr. Gray also agreed not to compete against the Company, during the term of the agreement.

RETIREMENT PLAN

     The Company has a noncontributory Retirement Plan for all permanent employees. The following table sets forth the estimated annual retirement benefits (subject to reduction for Social Security offsets) that would be payable in 1999 for certain salary ranges under the Retirement Plan and the retirement restoration plan described below:

                               PENSION PLAN TABLE

                                                   YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT
HIGHEST THREE-YEAR                       -------------------------------------------------------------------
  AVERAGE SALARY                           10          15          20          25          30          35
------------------                       -------    --------    --------    --------    --------    --------
    $150,000...........................  $24,000    $ 36,000    $ 48,000    $ 60,000    $ 72,000    $ 84,000
     200,000...........................   32,000      48,000      64,000      80,000      96,000     112,000
     250,000...........................   40,000      60,000      80,000     100,000     120,000     140,000
     300,000...........................   48,000      72,000      96,000     120,000     144,000     168,000
     350,000...........................   56,000      84,000     112,000     140,000     168,000     196,000
     400,000...........................   64,000      96,000     128,000     160,000     192,000     224,000
     450,000...........................   72,000     108,000     144,000     180,000     216,000     252,000
     500,000...........................   80,000     120,000     160,000     200,000     240,000     280,000

     The compensation covered by the Company's retirement plans is the salary paid to each employee, the amount of which is shown in the Summary Compensation Table on page 7 under the heading "Salary" for each executive listed therein. At July 31, 1999, Messrs. Norsworthy, Clifton, Reid, Gray, and Glancy were credited with 26, 19, 40, 30 and 0 years of service, respectively. Under the Plan, subject to certain age and length-of-service requirements, employees upon normal retirement are entitled to a life annuity with yearly pension payments equal to 1.6% of average annual salary compensation during their highest compensated consecutive 36-month period of employment with the Company multiplied by total credited years of service, less 1.5% of primary Social Security benefits multiplied by such service years but not to exceed 45% of such benefits.

     Benefits up to limits set by the Internal Revenue Code are funded by Company contributions to the Retirement Plan, with the amounts determined on an actuarial basis. The Internal Revenue Code currently limits benefits that may be covered by the Retirement Plan's assets to $130,000 per year (subject to increases for future years based on price level changes) and limits the compensation that may be taken into account in computing such benefits to $160,000 for the 1999 fiscal year (subject to certain upward adjustments for future years). Effective from the 1995 fiscal year, the Company has a retirement restoration plan that provides for additional payments from the Company so that total retirement plan benefits for executives will be maintained at the levels provided in the Retirement Plan before the application of the Internal Revenue Code limitations.

THRIFT AND STOCK OWNERSHIP PLANS

     The Company has a Thrift Plan and an ESOP, which are qualified under the Internal Revenue Code, for eligible employees of the Company and its subsidiaries.

     Employees with at least one year of service may elect to participate in the Thrift Plan by making contributions to the Plan of from 2% to 14% of their compensation. The Company matches employee contributions up to 4% of their compensation. In 1999, employee contributions that are made on a tax-deferred basis are limited to $10,000 per year. Employees may direct Company contributions to be invested in Common Stock. Company contributions vest upon the earlier of five years of credited service or termination of employment due to retirement, disability or death. Matching Company contributions for executive officers under the Thrift Plan have been included in the Summary Compensation Table under the column captioned "All Other Compensation."

     Many employees of the Company and eligible affiliates with at least one year of service, other than employees covered by collective bargaining agreements, participate in the ESOP established in 1985. Initially, the ESOP owned 1,500,000 shares of Common Stock. For the 1987 through the 1996 fiscal years, shares of Common Stock held by the ESOP were allocated to the accounts of participants for each fiscal year on the basis of payments of principal on the ESOP's ten-year installment note issued to the Company in connection with the ESOP's purchase of Common Stock from the Company. Shares are allocated to participants based on their compensation. Participants' shares vest upon the earlier of five years' credited service or termination of employment due to retirement, disability or death. For the 1999 fiscal year, no shares of Common Stock held by the ESOP were allocated to participants since allocations after the 1996 fiscal year are effectively limited to allocations of forfeitures and there were no forfeitures for the 1999 fiscal year.

ESOP RESTORATION PLAN

     The Company adopted an ESOP restoration plan to provide additional benefits to executives whose allocations of Company shares from the ESOP for the 1995 and 1996 fiscal years were reduced because of the application of Internal Revenue Code limitations. The plan provides for the grant to participants after the end of the 1995 and 1996 fiscal years of "phantom shares" equal in number to the number of shares not allocated to participants because of the Internal Revenue Code limitations. The phantom shares under the plan are unsecured rights to cash payments based on dividends paid on shares of Common Stock and on the market value of such shares at future dates. Payments based on market value of Common Stock will generally be made at the time of a participant's termination of employment or at the time of a final distribution to the participant under the ESOP unless the participant elects to defer payments over a 10-year period. A total of 15,470 phantom shares were granted to participants for the 1995 and 1996 fiscal year. Phantom shares held at July 31, 1999 to executive officers are as follows: 2,830 shares by Mr. Norsworthy, 1,340 by Mr. Clifton, 4,500 by Mr. Reid, 1,380 by Mr. Gray and none by Mr. Glancy.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries are paid $12,000 per annum, plus $1,000 per day per attended meeting, other than conference telephone meetings, of the Board and per attended meeting of a committee of the Board that does not immediately precede or follow a Board meeting. Officers of the Company do not receive compensation for serving on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during the 1999 fiscal year are listed below. None of the members of the Committee was an officer or employee of the Company or any of its subsidiaries during the 1999 fiscal year. The member of the Committee who in prior years was an officer of the Company or of a subsidiary is indicated below by (O).

Marcus R. Hickerson(O)                        Thomas K. Matthews, II
A.J. Losee                                    Robert G. McKenzie

No executive officer of the Company served as a director or member of the compensation committee of another entity which had an executive officer serving as a member of the Company's Board of Directors or the Board's Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for the compensation programs for the executive officers of the Company. The Committee determines the compensation of officers who are also directors (other than any grants of stock options, which are subject to the jurisdiction of the Executive Stock Option Committee) and reviews overall compensation levels for the Company's other executive officers. There were four meetings of the Compensation Committee during the 1999 fiscal year.

     The basic objective of the Company's compensation program for executives is to provide levels of compensation that allow the Company to attract and retain productive executives who are motivated to protect and enhance the long-term value of the Company for its shareholders. The Company seeks to establish and maintain levels of compensation that will be competitive with levels for comparable companies. Competitive compensation levels are estimated on the basis of available information on compensation paid by companies in the Company's industry that are most similar to the Company, taking into account the Company's size and place in the refining industry. Executive compensation programs are intended to reward each executive based on Company performance and individual performance and to balance appropriately short-term and long-term considerations.

     For the 1999 fiscal year, the Company's major compensation programs for executives were salaries, stock options, annual bonuses, benefits under retirement and thrift plans, and benefits under the retirement restoration plan.

     Salaries of executives are set at levels intended to be competitive with levels for comparable businesses. Salaries are reviewed and adjusted annually.

     Stock options granted under the Holly Corporation Stock Option Plan currently constitute the principal long-term incentive compensation arrangements for executives. As of the close of the 1999 fiscal year, the Company had options outstanding for a total of 340,000 shares; all of these options were granted in March 1998 and have an exercise price of $26.75 per share. No stock options were granted during the 1999 fiscal year. In September 1999, the Executive Stock Option Committee granted additional options for a total of 340,000 shares to officers and the Stock Option Committee granted options for 45,000 shares to other Company executives. All options granted in September 1999 have an exercise price of $14.00 per share and generally become exercisable at the rate of 20% per year beginning one year after the date of grant. After giving effect to the September 1999 option grants, the Company currently has outstanding options for a total of 716,000 shares, of which options for a total of 201,000 shares (all granted in March 1998) are immediately exercisable.

     Bonuses are based in part on an evaluation of the performance of the Company and in part on assessments of individual performance. Because of the relative size of the Company in the refining industry and the susceptibility of the Company and the industry to unexpected changes in circumstances that can have major impacts -- positive or negative -- on performance, the Company's performance, as measured principally by net income, is evaluated by the Committee after the end of the fiscal year in light of the circumstances of the Company and the industry for the year completed. In this evaluation, particular consideration is given to the Company's handling during the year of the controllable elements affecting current and future results of operations and to the Company's performance for the year as compared to historical levels; the Committee also takes into account as appropriate any major differences between Company performance and the performance levels of other companies in the refining industry. In the case of Mr. Norsworthy, Mr. Clifton, Mr. Reid and Mr. Gray, Company performance has been the predominant element in the determination of bonuses. In the case of bonuses for other executives, the relative importance of individual performance and Company performance varies among executives depending on their responsibilities within the Company. Amounts of bonuses for different performance levels are intended to be competitive with bonus levels of comparable companies.

     Compensation of Lamar Norsworthy, the Company's Chairman of the Board and Chief Executive Officer, is determined by the Committee under the principles described above. The Committee believes that Mr. Norsworthy's current salary level is at or slightly below a competitive level based on comparisons with other refining companies. Effective June 1, 1999, Mr. Norsworthy's annual salary was increased by 4% to a level of $468,000 per year. Since Mr. Norsworthy has overall responsibility for the Company, Mr. Norsworthy's bonus is based primarily on evaluation of the performance of the Company for the last completed fiscal year. In the Committee's view, the Company's performance for the 1999 fiscal year was substantially improved in terms of operating results from levels in the prior two years; the major adverse change in the market value of the Company's stock in fiscal 1999 appears to have been based, not on the Company's operating performance, but rather to a substantial degree on the pendency of the Longhorn Partners Pipeline, L.P. lawsuit, which the Company believes is without merit. Based on this evaluation, Mr. Norsworthy's bonus for the 1999 fiscal year was set by the Committee at $169,000, which was approximately 37.5% of his salary for the year and represents an increase of approximately 41% over the bonus amount paid to Mr. Norsworthy with respect to the 1998 fiscal year.

                Compensation Committee of the Board of Directors

Thomas K. Matthews, II,                     A. J. Losee
        Chairman                            Robert G. McKenzie
Marcus R. Hickerson

     The Compensation Committee Report on Executive Compensation will not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates such report by reference.

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the period of five fiscal years commencing August 1, 1994 and ending July 31, 1999, the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares to the cumulative total return of the S&P Composite 500 Stock Index and of an industry peer group chosen by the Company.

           COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURNS(1)

                                                    HOLLY CORPORATION                S&P 500             INDUSTRY PEER GROUP (2)
                                                    -----------------                -------             -----------------------
July 1994                                                100.00                      100.00                      100.00
July 1995                                                 80.67                      126.04                      105.81
July 1996                                                 94.37                      146.85                      123.30
July 1997                                                 96.05                      223.30                      189.19
July 1998                                                 91.36                      266.34                      174.10
July 1999                                                 59.09                      320.17                      146.61

------------------------------------------------------------------------------------------------------
                          July 1994    July 1995    July 1996    July 1997    July 1998    July 1999
------------------------------------------------------------------------------------------------------
Holly Corporation          $100.00      $ 80.67      $ 94.37      $ 96.05      $ 91.36      $ 59.09
 S&P 500                   $100.00      $126.04      $146.85      $223.30      $266.34      $320.17
 Industry Peer Group(2)    $100.00      $105.81      $123.30      $189.19      $174.10      $146.61

(1) The amounts shown assume that the value of the investment in the Company and each index was $100 on August 1, 1993 and that all dividends were reinvested.

(2) The peer group, as chosen by the Company, includes companies and their predecessors that are similar to the Company in regards to refining operations. This group is made up of

     Ashland, Inc., Crown Central Petroleum Corporation, Getty Realty Corporation, Giant Industries, Inc., Sunoco, Inc., Tesoro Petroleum Corp., Tosco Corporation, Ultramar Diamond Shamrock Corporation and Valero Energy Corporation. It should be noted that almost all of the peer group companies are also engaged in retail gasoline marketing in addition to their refining activities and are engaged in oil and gas exploration and production to a greater extent than is the Company; in addition, most of the peer companies are substantially larger than the Company in terms of assets and sales.

     The stock price performance depicted in the foregoing graph is not necessarily indicative of future price performance. The graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such graph by reference.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Ernst & Young LLP, independent certified public accountants, to audit the books, records and accounts of the Company and its consolidated subsidiaries for the 2000 fiscal year. Ernst & Young LLP has conducted such audits since 1977. It is expected that a representative of such firm will be present in person or by conference telephone at the stockholders' meeting, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders to be considered for presentation at the Company's 1999 Annual Meeting should be received by the Company by July 5, 2000, in order to be considered for inclusion in the proxy statement for that meeting.

                         FINANCIAL STATEMENTS AVAILABLE

     A copy of the Company's 1999 Annual Report containing the audited consolidated balance sheet at July 31, 1999 and 1998, and the related consolidated statements of income, cash flows, stockholders' equity and comprehensive income for each of the three fiscal years ended July 31, 1999, is being mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                                                      W. JOHN GLANCY
                                                        Secretary

                                                                     HOLLY-PS-99

                                  DETACH HERE


                                     PROXY


                               HOLLY CORPORATION


          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 9, 1999


                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Lamar Norsworthy, Gerard L. Regard and Matthew P. Clifton, or any of them or their substitutes, are hereby appointed proxies to represent and to vote the stock of Holly Corporation standing in the name(s) of the undersigned at the Annual Meeting of Stockholders to be held in Artesia, New Mexico on December 9, 1999, and at all adjournments thereof.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS YOU DO NOT NEED TO MARK ANY OF THE BOXES. JUST DATE AND SIGN ON THE REVERSE SIDE.

--------------                                                    --------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                               SIDE
--------------                                                    --------------

[HOLLY CORPORATION LOGO]                                     THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE.






                                  DETACH HERE

    PLEASE MARK
    VOTES AS
[X] IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE ELECTION OF ALL
NOMINEES AS DIRECTORS AND IN THE DISCRETION OF THOSE AUTHORIZED TO VOTE THIS PROXY ON ANY OTHER BUSINESS.

1. Election of Directors:                                                    2. Other Business - Voting upon any other business
   Nominees:  M.P. Clifton, W.J. Glancy, W.J. Gray, M.R. Hickerson,             properly brought before the meeting or any
   A.J. Losee, T.K. Matthews, R.G. McKenzie, L. Norsworthy and J.P. Reid        adjournment thereof.

                     FOR                   WITHHELD
                     [ ]                     [ ]                             Receipt of the Company's Annual Report for its 1999
                                                                             fiscal year, Notice of Annual Meeting and related Proxy
    [ ]                                                                      Statement is hereby acknowledged, and all former
         ---------------------------------------                             proxies are hereby revoked.
         For all nominees except as noted above

                                                                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]





                                                                             PLEASE SIGN BELOW EXACTLY AS NAME(S) APPEAR(S) HEREON.
                                                                             JOINT TENANTS SHOULD BOTH SIGN. EXECUTORS,
                                                                             ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD SHOW THEIR
                                                                             CAPACITY AS SUCH. CORPORATIONS SHOULD SIGN BY PRESIDENT
                                                                             OR OTHER AUTHORIZED OFFICER.

SIGNATURE:                                         DATE:            SIGNATURE:                                         DATE:
          ----------------------------------------       -------              ----------------------------------------       -------

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